EXHIBIT 23.0

[LETTERHEAD OF MONROE SHINE & CO., INC.]

We consent to the incorporation by reference in First Capital, Inc.’s Registration Statement No. 333-76543 on Form S-8 and in First Capital, Inc.’s Registration Statement No. 333-95987 on Form S-8 of our report dated January 13, 2006 contained in the annual report for the year ended December 31, 2005 appearing in this Form 10-K.

/s/ MONROE SHINE & CO., INC.

New Albany, Indiana

March 27, 2006